Exhibit 10.38

Form of HCA Healthcare, Inc.

Stock Appreciation Rights Agreement

This STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”), dated as of _______________ (the “Grant Date”) is made by and between HCA Healthcare, Inc., a Delaware corporation (together with its Subsidiaries, Successors and other applicable Service Recipients, hereinafter referred to as the “Company”), and the individual whose name is set forth below, who is an employee of the Company and hereinafter referred to as the “Grantee”.

WHEREAS, the Company wishes to carry out the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as may be amended and restated from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Stock Appreciation Rights (“SARs”) as provided for herein to the Grantee as an incentive for increased efforts during his or her term of office, employment or service with the Company, and has advised the Company thereof and instructed the undersigned officers to issue said SARs;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

STOCK APPRECIATION RIGHTS GRANT

Grantee:	[Participant Name]
[Participant Address]

Aggregate number of SARs granted hereunder:	[SAR Award]

Base Price of all SARs granted hereunder:	[Base Price]

Grant Date:	[Grant Date]

ARTICLE I

DEFINITIONS

Any capitalized terms herein not otherwise defined herein shall have the meaning set forth in the Plan.

ARTICLE II

GRANT OF SARS

Section 2.1. Grant of SARs

For good and valuable consideration, on and as of the date hereof the Company grants to the Grantee an award of SARs (the “Award”) on the terms and conditions set forth in this Agreement. Each SAR represents the right to receive pursuant to this Agreement, upon exercise of the SAR, a payment from the Company in shares of Common Stock having a value equal to the excess of the Fair Market Value of one Share on the exercise date over the Base Price (as defined below).

Section 2.2. Base Price

Subject to Section 2.4, the base price of each SAR granted pursuant to this Agreement (the “Base Price”) shall be as set forth on the first page of this Agreement and shall be equal to the Fair Market Value on the Grant Date.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company nor interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or offer letter provided by the Company to the Grantee.

Section 2.4. Adjustments to SARs

The SARs shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: first, the Base Price of each SAR shall be reduced by the amount of the dividend per share paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and it will not have adverse tax consequences to the Grantee; and, if such reduction cannot be fully effected due to such tax laws, second, the Company shall pay to the Grantee a cash payment, on a per SAR basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Base Price of the applicable SARs as follows: (a) for each Share with respect to which a vested SAR relates, promptly following the date of such dividend payment; and (b), for each Share with respect to which an unvested SAR relates, on the date on which such SAR becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Commencement of Exercisability

(a) So long as the Grantee continues to be employed by the Company, this Award shall become vested and exercisable with respect to 25% of the SARs on each of the first four anniversaries of the Grant Date (each such date, together with any date on which the SARs shall vest pursuant to Section 3.1(b)(1) or Section 3.1(b)(3), a “Vesting Date”). Except as provided in Section 3.1(b), or as otherwise provided by the Committee, no part of this Award shall become vested as to any additional SARs as of any date following the termination of Grantee’s employment with the Company for any reason and any SAR, which is (or determined to be) unvested as of the Grantee’s termination of employment, shall immediately expire without payment therefor.

(b) Notwithstanding the foregoing, any unvested SARs may become vested prior to the applicable Vesting Date, or continue to vest (and not be forfeited) following Grantee’s termination of employment, under the following circumstances:

(1) Upon the occurrence of a Change in Control:

(A) In the event the entity surviving the Change in Control (the “Successor”) assumes the Award granted hereby, if the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Permanent Disability, or Retirement prior to an applicable Vesting Date, all unvested SARs not previously forfeited shall immediately vest and become exercisable as of the date of such termination of employment for the applicable period set forth in Section 3.2;

(B) In the event the Successor does not assume the Award granted hereby, all SARs not previously forfeited shall vest (if not already vested) immediately prior to the effective date of the Change in Control, and shall be cancelled in exchange for the payment described in Section 9(b)(i) of the Plan as of the effective date of the Change in Control;

(2) Upon the Grantee’s Retirement on or after the first anniversary of the Grant Date, except as otherwise provided by Section 3.1(b)(1), any unvested SARs shall immediately thereupon vest and shall not be forfeited, but shall become exercisable only at the time such SARs would have become exercisable in accordance with Section 3(a) or this Section 3(b) had the Grantee remained employed with the Company through each applicable Vesting Date or Grantee’s earlier death or Permanent Disability; for the avoidance of doubt, in the event of Grantee’s Retirement prior to such one year anniversary of the Grant Date, unless otherwise provided in Section 3.1(b)(1)(A), no part of this Award shall become vested and all SARs subject to this Award shall immediately expire without payment therefor.

(3) In the event of the Grantee’s termination of employment on account of Grantee’s death or Permanent Disability on or after the first anniversary of the Grant Date, all unexercised SARs not previously forfeited shall vest and become exercisable immediately upon such termination; for the avoidance of doubt, in the event of Grantee’s termination of employment due to death or Permanent Disability prior to such one year anniversary of the Grant Date, unless otherwise provided in Section 3.1(b)(1)(A), no part of this Award shall become vested and all SARs subject to this Award shall immediately expire without payment therefor.

Section 3.2. Expiration of SARs

The Grantee may not exercise any SAR granted pursuant to this Award, and any unexercised SAR shall immediately expire without any payment therefor, after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date so long as the Grantee remains employed with the Company through such date;

(b) The fourth anniversary of the date of the Grantee’s termination of employment with the Company, if the Grantee’s employment terminates by reason of death or Permanent Disability;

(c) Immediately upon the date of the Grantee’s termination of employment by the Company for Cause;

(d) One hundred and eighty (180) days after the date of the Grantee’s termination of employment by the Company without Cause (for any reason other than as set forth in Section 3.2(b));

(e) One hundred and eighty (180) days after the date of the Grantee’s termination of employment with the Company by the Grantee for Good Reason;

(f) The fourth anniversary of the date of the Grantee’s termination of employment with the Company by the Grantee upon Retirement; or

(g) Sixty (60) days after the date of the Grantee’s termination of employment with the Company by the Grantee without Good Reason (except due to Retirement, death or Permanent Disability).

For the avoidance of doubt, for purposes of this Agreement, Grantee’s employment shall not be deemed to have terminated so long as Grantee remains employed by, or otherwise continues to render substantial services to, any Service Recipient.

ARTICLE IV

EXERCISE

Section 4.1. Person Eligible to Exercise

The Grantee may exercise only that portion of this Award that has both vested and become exercisable at the time Grantee desires to exercise this Award and that has not expired pursuant to Section 3.2. During the lifetime of the Grantee, only the Grantee (or his or her duly authorized legal representative) may exercise the SARs granted pursuant to this Award or any portion thereof. After the death of the Grantee, any vested and exercisable portion of this Award may, prior to the time when such portion becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Grantee’s will or under the then applicable laws of descent and distribution.

Section 4.2. Partial Exercise

Any vested and exercisable portion of this Award, or the entire Award, if then wholly vested and exercisable, may be exercised in whole or in part at any time prior to the time when the Award or portion thereof becomes unexercisable under Section 3.2.

Section 4.3. Manner of Exercise

Subject to the Company’s code of conduct and securities trading policies as in effect from time to time, this Award, or any exercisable portion thereof, may be exercised solely by delivering to the Company or its designated agent all of the following prior to the time when the Award or such portion expires under Section 3.2:

(a) Notice in writing (or such other medium acceptable to the Company or its designated agent) signed or acknowledged by the Grantee or other person then entitled to exercise the Award, stating the number of SARs subject to the Award in respect of which the Award is thereby being exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the applicable withholding tax obligation with respect to which the Award or portion thereof is exercised or (ii) indication that the Grantee elects to satisfy the applicable withholding tax obligation through an arrangement that is compliant with the Sarbanes-Oxley Act of 2002 (and any other applicable laws and exchange rules) and that provides for the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Award and to deliver promptly to the Company an amount to satisfy the withholding tax obligation that would otherwise be required to be paid by the Grantee to the Company pursuant to clause (i) of this subsection (b), or (iii) if made available by the Company, indication that the Grantee elects to have the number of Shares that would otherwise be issued to the Grantee upon exercise of such Award (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the applicable withholding tax obligation that would otherwise be required to be made by the Grantee to the Company pursuant to clause (i) of this subsection (b).

(c) If required by the Company, a bona fide written representation and agreement, in a form satisfactory to the Company, signed by the Grantee or other person then entitled to exercise such Award or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Grantee or other person then entitled to exercise such Award or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Company may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(d) In the event the Award or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Grantee, appropriate proof of the right of such person or persons to exercise the Award.

Without limiting the generality of the foregoing, the Company may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of this Award (or portion thereof) does not violate the Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing stock issued on exercise of any portion of this Award shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. Conditions to Issuance of Stock Certificates

The Shares issuable (whether by certificate or otherwise) upon the exercise of this Award, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. If share certificates are to be issued, the Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of this Award or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b) The lapse of such reasonable period of time following the exercise of the Award as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of any SARs subject to this Award shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares issuable upon the exercise of this Award or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder, or the Company or its designated agent has otherwise recorded the appropriate book entries evidencing Grantee’s ownership of the Shares.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Award Not Transferable

No part of, or interest in, this Award shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) reflected in the Company’s books and records. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4. Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. Applicability of Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 5.6. Amendment

Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

Section 5.7 Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

Section 5.8 Arbitration

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee and shall be final, binding and conclusive on the Grantee and the Company for all purposes. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Grantee to arbitrate the dispute.

Section 5.9 Successors in Interest

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

Section 5.10 Severability

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

Section 5.11 Integration

This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HCA HEALTHCARE, INC.

By:

Its:

Grantee:

(electronically accepted)